Exhibit 99.1

News Release
Contact: John Jordan
Director of Investor Relations
508-541-8800, ext. 145

PLC SYSTEMS REPORTS A 72 PERCENT INCREASE IN THIRD QUARTER
DOMESTIC DISPOSABLE KIT SHIPMENTS OVER A YEAR AGO

— Company Posts Sixth Consecutive Profitable Quarter —

Franklin, MA, October 29, 2003 – PLC Systems Inc. (AMEX: PLC), the leader in carbon dioxide (CO2) TransMyocardial Revascularization (TMR) laser technology used to treat patients with severe angina, or heart pain, today reported positive financial results for the three and nine months ended September 30, 2003.  PLC’s third quarter results represent the sixth consecutive profitable quarter for the Company.

“We are very pleased with our third quarter results,” stated Mark R. Tauscher, president and chief executive officer of PLC Systems.  “During the past several quarters we have witnessed a fundamental change in our penetration of the TMR market, which has led to a significant increase in customer awareness and growth in disposable kit shipments.  Edwards Lifesciences’ sales and marketing strength combined with PLC’s clinical and technology expertise provides a formidable presence within the angina relief market.  In fact, based on both the third quarter and year-to-date reported end user revenue, we believe the CO2 TMR team — Edwards and PLC Medical — has established the leadership position within the TMR market.”

The third quarter total revenue of $2,254,000 was up 13 percent compared to $1,995,000 in the third quarter of 2002.  Net income for the third quarter ended September 30, 2003 was $225,000 compared to net income of $219,000 for the third quarter ended September 30, 2002.

Total revenues for the nine months ended September 30, 2003 were $5,999,000 compared to total revenues of $6,594,000 for the nine months ended September 30, 2002.  Net income for the nine months ended September 30, 2003 was $443,000 compared to net income of $95,000 for the nine months ended September 30, 2002.

A leading indicator for the adoption rate of the CO2 TMR therapy is disposable kit shipments to hospitals.  During the third quarter of 2003, a total of 503 disposable kits were shipped worldwide, which is an increase of 55 percent from worldwide kit shipments in the third quarter of 2002.  Edwards Lifesciences delivered 488 disposable kits to United States hospitals and PLC shipped an additional 15 disposable kits to International hospitals.  The 488 domestic kits delivered by Edwards Lifesciences represents a growth of 72 percent over the comparable third quarter a year ago.  A total of 325 disposable kits were delivered worldwide during the quarter ended September 30, 2002.

PLC Reports Sixth Consecutive Profitable Quarter/ 2

Tauscher continued, “With respect to disposable kit shipments, we are extremely pleased to see the positive trend from the second quarter continue through the third quarter.  This continued increased adoption is very encouraging because the third quarter is one of the slower quarters for cardiac procedures due to the summer months.”

During the third quarter of 2003, 10 next-generation CO2 Heart Lasers (HL2) were shipped to United States hospitals through Edwards Lifesciences Corporation (NYSE: EW), PLC’s exclusive U.S. sales and marketing partner.

PLC ended the third quarter of 2003 with 152 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 99 HL2 customers and 53 HL1 customers.  As of September 30, 2003, PLC’s U.S. laser base (HL1 and HL2) had increased by 24 percent during the preceding twelve months.  More significantly, PLC’s U.S. HL2 installed base grew to 99 lasers as of September 30, 2003, up 50 percent from September 30, 2002.

Tauscher concluded, “PLC’s six consecutive profitable quarters is a testament to the momentum building around CO2 TMR.  I believe CO2 TMR’s increased visibility and awareness will continue to move the therapy to a standard of care for angina patients.”

In conjunction with announcing its third quarter results, PLC Systems will be hosting a conference call today, October 29, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (800) 599-9795 at least five minutes prior to the start of the call.  The passcode is: 40382300.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com.   A recording of the conference call will be available for the next month on PLC’s website.

PLC Reports Sixth Consecutive Profitable Quarter/ 3

PLC SYSTEMS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Product sales	$1,899	$1,641	$4,883	$5,547
Placement and service fees	355	354	1,116	1,047
Total revenues	2,254	1,995	5,999	6,594

Cost of revenues:
Product sales	873	645	1,897	2,692
Placement and service fees	134	120	375	397
Total cost of revenues	1,007	765	2,272	3,089

Gross profit	1,247	1,230	3,727	3,505

Operating expenses:
Selling, general and administrative	747	796	2,578	2,790
Research and development	283	230	744	665
Total operating expenses	1,030	1,026	3,322	3,455

Income from operations	217	204	405	50

Other income, net	8	15	38	45

Net income	$225	$219	$443	$95

Basic and diluted earnings per share	$0.01	$0.01	$0.01	$0.00

Average shares outstanding:
Basic	29,836	29,738	29,815	29,676
Diluted	30,531	29,755	30,120	29,700

CONDENSED BALANCE SHEET

	September 30, 2003	December 31, 2002
Cash and cash equivalents	$6,216	$5,932
Total current assets	9,472	9,412
Total assets	10,054	10,328
Total current liabilities	2,525	2,942
Shareholders’ equity	7,197	6,725

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